FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT
among
PBF Holding Company LLC,
PBF Energy Company LLC,
PBF LOGISTICS GP LLC
and
PBF LOGISTICS LP

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2

ARTICLE II BUSINESS OPPORTUNITIES		5
2.1	Restricted Activities	5
2.2	Permitted Exceptions	6
2.3	Procedures	7
2.4	Scope of Prohibition	7
2.5	Enforcement	7

ARTICLE III CORPORATE SERVICES		8
3.1	General	8

ARTICLE IV CAPITAL AND OTHER EXPENDITURES		10
4.1	Reimbursement of Operating, Maintenance, Capital and Other Expenditures	10
4.2	Taxes	10

ARTICLE V RIGHT OF FIRST OFFER		10
5.1	Right of First Offer to Purchase Certain Assets retained by the Sponsor Entities	10
5.2	Procedures	11

ARTICLE VI GRANT OF INTELLECTUAL PROPERTY LICENSE		13
6.1	Grant of License	13
6.2	Restrictions and Additional Agreements with Respect to License	13
6.3	Covenants and Indemnification	14

ARTICLE II MISCELLANEOUS		14
7.1	Choice of Law; Submission to Jurisdiction	14

2

7.2	Arbitration Provision	15
7.3	Notice	15
7.4	Entire Agreement	16
7.5	Termination of Agreement	17
7.6	Amendment or Modification	17
7.7	Assignment	17
7.8	Counterparts	17
7.9	Severability	17
7.10	Further Assurances	17
7.11	Rights of Limited Partners	17

SCHEDULES

Schedule 3.1(a) Schedule 5.1(a) Schedule 6.1	General and Administrative Services ROFO Assets PBF Logistics IP

3

FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT
This FOURTH AMENDED AND RESTATED OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of August 31, 2016 (the “Effective Date”), among PBF Holding Company LLC, a Delaware limited liability company (“PBF Holding”), PBF Energy Company LLC, a Delaware limited liability company (“PBF Energy”), PBF Logistics GP LLC, a Delaware limited liability company (the “General Partner”), and PBF Logistics LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:

1.
The Parties previously entered into that certain Third Amended and Restated Omnibus Agreement, dated May 15, 2015 (the “Existing Agreement”), and the Parties now desire the amend and restate the Existing Agreement as provided herein;

2.
The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain business opportunities in which the Sponsor Entities (as herein defined) will not engage for so long as any Sponsor Entity controls the General Partner of the Partnership.

3.
The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by the General Partner and its Affiliates (as defined herein) for, and on behalf of, the Partnership Group.

4.
The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to certain operating, maintenance, capital and other expenditures to be reimbursed by the General Partner and its Affiliates to the Partnership Group.

5.
The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).

6.	The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the granting of the PBF Logistics IP to the Partnership.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 3.1(a)(iii).
“Affiliate” is defined in the Partnership Agreement.
“Agreement” is defined in the introduction to this Agreement.
“Arbitrable Dispute” means any and all disputes, controversies and other matters in question among the Parties arising under or in connection with this Agreement.
“Board of Directors” means for any Person the board of directors or other governing body of such Person.
“Claimant” is defined in Section 7.2.
“Contribution Agreements” means the IPO Contribution Agreement, the West Rack Drop Down Contribution Agreement, the Toledo Drop Down Contribution Agreement, the Delaware Logistics Contribution Agreement and the SJV System Contribution Agreement.
“control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities, by contract or otherwise.
“Delaware Logistics Contribution Agreement” means that certain Contribution Agreement, dated as of May 5, 2015, by and between PBF Energy and the Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“Delaware Logistics Drop Down Closing Date” means May 14, 2015.
“Effective Date” is defined in the introduction to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Agreement” is defined the recitals to this Agreement.
“General Partner” is defined in the introduction to this Agreement.
“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IPO Closing Date” means May 14, 2014.
“IPO Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the IPO Closing Date, among the General Partner, the Partnership, PBF Energy, PBF Holding and the other entities named therein, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“Licensees” is defined in Section 6.1.
“Limited Partner” is defined in the Partnership Agreement.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Offer” is defined in Section 2.3.
“Offer Evaluation Period” is defined in Section 2.3.
“Partnership” is defined in the introduction to this Agreement.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of PBF Logistics LP, dated as of September 15, 2014, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.
“Partnership Assets” means all ownership, leasehold or other interest in or right to use of terminal facilities and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to any Contribution Agreement to any member of the Partnership Group, or otherwise owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, as of the Effective Date.
“Partnership Change of Control” means the Sponsor Entities cease to control the general partner of the Partnership.
“Partnership Group” means the General Partner, the Partnership and all of the Partnership’s Subsidiaries, treated as a single consolidated entity.
“Partnership Interest” is defined in the Partnership Agreement.

“Party” and “Parties” are defined in the introduction to this Agreement.
“PBF Energy” is defined in the introduction to this Agreement.
“PBF Holding” is defined in the introduction to this Agreement.
“PBF Logistics IP” means the names and trademarks set forth on Schedule 6.1.
“PBF Name” is defined in Section 6.2(b).
“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
“Proposed Transaction” is defined in Section 5.2(a).
“Producer Price Index” shall have the meaning ascribed to such term by the United States Bureau of Labor Statistics.
“Respondent” is defined in Section 7.2.
“Retained Assets” means all assets, or portions thereof, owned or held by the Sponsor Entities as of the Effective Date that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to any of the Contribution Agreements.
“ROFO Assets” means (1) any asset, group of assets or business acquired or constructed by a Sponsor Entity pursuant to Section 2.2(d) or Section 2.2(e) and (2) the assets listed on Schedule 5.1(a) to this Agreement.
“ROFO Governmental Approval Deadline” is defined in Section 5.2(c).
“ROFO Notice” is defined in Section 5.2(a).
“ROFO Period” is defined in Section 5.1(a).
“ROFO Response” is defined in Section 5.2(a).
“SJV System Contribution Agreement” means that certain Contribution Agreement, dated as of August 31, 2016, by and between PBF Energy and the Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“SJV System Drop Down Closing Date” means 11:59:59 p.m. (Eastern Time) on August 31, 2016.

“Sponsor Entities” means PBF Energy, and any Person controlled, directly or indirectly, by PBF Energy, other than the General Partner or a member of the Partnership Group; and “Sponsor Entity” means any of the PBF Entities.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.
“Toledo Drop Down Contribution Agreement” means that certain Contribution Agreement, dated as of December 2, 2014, by and between PBF Energy and the Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“Toledo Drop Down Closing Date” means December 11, 2014.
“Trademark” means the trademark set forth on Schedule 6.1.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided that a collateral assignment in connection with any debt financing shall not be deemed to be a Transfer.
“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person; provided that, if such Person is a limited partnership, Voting Securities of such Person shall be the general partner interest in such Person.
“West Rack Drop Down Contribution Agreement” means that certain Contribution Agreement, dated as of September 16, 2014, by and between PBF Energy and the Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
“West Rack Drop Down Closing Date” means September 30, 2014.
ARTICLE II
BUSINESS OPPORTUNITIES

2.1Restricted Activities. Except as permitted by Section 2.2, the Sponsor Entities shall be prohibited from owning, operating, engaging in, acquiring, or investing in any business that owns or operates crude oil or refined products pipelines, terminals or storage facilities in the United States.

2.2Permitted Exceptions. Notwithstanding Section 2.1, the Sponsor Entities may engage in the following activities under the following circumstances:

(a)the ownership, operation, expansion, replacement, return to service, repair, sale, divestment, merger with another entity, suspension, operation or shutdown of any of the Retained Assets;

(b)the acquisition, construction, ownership or operation of any assets that are within, substantially dedicated to, or an integral part of any refinery, commercial or marketing activity (except as identified in another subsection of this Section 2.2) owned, acquired or constructed by the Sponsor Entities;

(c)the acquisition, construction, ownership or operation of any asset, group of assets or business that has a fair market value (as determined in good faith by the Board of Directors of the Sponsor Entity that will own such asset, group of assets or business) of less than $25 million;

(d)the acquisition, construction, ownership or operation of any asset, group of assets or business that has a fair market value (as determined in good faith by the Board of Directors of the Sponsor Entity that will own such asset, group of assets or business) of $25 million or more if the Partnership has been offered the opportunity to purchase such asset, group of assets or business in accordance with the procedures set forth in Section 2.3 and the Partnership has elected not to purchase such asset, group of assets or business;

(e)the acquisition, construction, ownership or operation of any asset, group of assets or business that has a fair market value (as determined in good faith by the Board of Directors of the Sponsor Entity that will own such asset, group of assets or business) of $25 million or more but where such crude oil or refined products pipelines, terminals or storage facilities comprise less than half of the fair market value (as determined in good faith by the Board of Directors of the Sponsor Entity that will own such asset, group of assets or business) of the total package of assets and/or businesses acquired or constructed by the Sponsor Entities and its Subsidiaries if the Partnership has been offered the opportunity to purchase the crude oil or refined products pipelines, terminals or storage facility assets and/or businesses in accordance with the procedures set forth in Section 2.3 and the Partnership has elected not to purchase such asset, group of assets and/or businesses;

(f)the purchase and ownership of a non-controlling interest in any publicly traded entity;

(g)the ownership of equity interests in the General Partner and the Partnership Group;

(h)engaging with any crude oil or refined products pipelines, terminals or storage facilities in the capacity of a customer of such pipelines, terminals or storage facilities; and

(i)the acquisition, ownership or operation of any asset, group of assets or business that would be unlawful or contrary to an existing contractual arrangement of the Partnership Group for the Partnership Group to own or operate, for as long as it is unlawful or contrary to an existing contractual arrangement of the Partnership Group for the Partnership Group to own or operate such asset, group of assets or business.

2.3Procedures.

(a)If any Sponsor Entity acquires or constructs any crude oil or refined products pipelines, terminals or storage facilities in the United States, or acquires an interest in a business that owns such assets pursuant to Section 2.2(d) or Section 2.2(e), then (A) upon the consummation of such acquisition or completion of such construction, Schedule 5.1(a) shall automatically be amended to include such asset, group of assets and/or businesses as ROFO Assets subject to Article V and (B) such Sponsor Entity may, at any time after the consummation of the acquisition or the completion of construction by the Sponsor Entity, offer in writing to the Partnership Group the opportunity to purchase such asset, group of assets or business (the “Offer”). The Offer shall set forth the terms relating to the purchase of the asset, group of assets or business and, if the Sponsor Entity desires to utilize the asset or group of assets, the Offer will also include the terms on which the Partnership Group will provide services to the Sponsor Entity. As soon as practicable, but in any event within 90 days after receipt by the General Partner of such written notification (the “Offer Evaluation Period”), the General Partner shall notify the Sponsor Entity in writing that either (i) the General Partner has elected not to cause a member of the Partnership Group to purchase the asset, group of assets or business, or (ii) the General Partner has elected to cause a member of the Partnership Group to purchase such asset, group of assets or business, in which event the Parties will use their reasonable bests efforts to consummate the transaction within six months.

(b)Nothing herein shall impede or otherwise restrict the foreclosure, sale, disposition or other exercise of rights or remedies by or on behalf of any secured lender of any asset or interest in any business subject to a security interest in favor of such lender or any agent for or on behalf of such lender under any credit arrangement now or hereafter in effect (it being understood and agreed that no secured lender to the Sponsor Entities shall have any obligation to make an Offer or to sell or cause to be sold any asset or interest in any business to any member of the Partnership Group).

2.4Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, the Sponsor Entities shall be free to engage in any business activity, including those that may be in direct competition with any member of the Partnership Group.

2.5Enforcement. The Sponsor Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Sponsor and its Subsidiaries (other than the Partnership Group) of the covenants and agreements set forth in this Article II, and that any breach by the Sponsor and its Subsidiaries (other than the Partnership Group) of the covenants and agreements set forth in this Article II may result in irreparable injury to the Partnership Group. The Sponsor and its Subsidiaries (other than the Partnership Group) further agree and acknowledge that any member of the Partnership Group may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Sponsor and its Subsidiaries (other than the Partnership Group) from such breach, and consent to the Partnership Group seeking the issuance of injunctive relief under this Agreement.

ARTICLE III
CORPORATE SERVICES

3.1General.

(a)PBF Energy agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner, for the Partnership Group’s benefit, all of the centralized corporate services that PBF Energy and its Affiliates have traditionally provided in connection with the Partnership Assets including, without limitation, the general and administrative services listed on Schedule 3.1(a) to this Agreement. Consideration for the services provided hereunder effective as of the SJV System Drop Down Closing Date shall be an administrative fee (the “Administrative Fee”) of $5,700,000 per year, payable in equal monthly installments on or before the tenth business day of each calendar month, with any partial months prorated.

PBF Energy may increase or decrease the Administrative Fee effective as of January 1 of each calendar year following the Effective Date, by a percentage equal to the change in the Producer Price Index over the previous 12 calendar months or to reflect any increase in the cost of providing centralized corporate services to the Partnership Group due to changes in any law, rule or regulation applicable to PBF Energy or its Affiliates or the Partnership Group, including any interpretation of such laws, rules or regulations, including the rules of any exchange upon which the Partnership Group’s debt or equity is listed or traded, or to reflect any increase in the scope and extent of the services provided to the Partnership Group, provided, however, that the Administrative Fee shall not be decreased below the initial fee provided in this Agreement unless the type or extent of such services materially decreases, subject to the provision in Section 3.1(b) whereby the Parties may mutually agree to reduce the Administrative Fee. The General Partner may agree on behalf of the Partnership to increases in the Administrative Fee in connection with expansions of the operations of the Partnership Group through the acquisition or construction of new assets or businesses.
(b)The Partnership shall have the right to terminate any or all of the services listed on Schedule 3.1(a) to this Agreement, without penalty, upon thirty (30) days prior written notice to PBF Energy. In addition, at the end of each calendar year, the Partnership will have the right to submit to PBF Energy a proposal to reduce the amount of the Administrative Fee for the upcoming year if the Partnership believes, in good faith, that the centralized corporate services performed by PBF Energy and its Affiliates for the benefit of the Partnership Group for the upcoming year will not justify payment of the full Administrative Fee for such year. If the Partnership submits such a proposal to PBF Energy, PBF Energy agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for the upcoming year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then PBF Energy shall thereafter charge such reduced amount. If the Parties cannot agree to the amount of a reduction in the Administrative Fee for that year, then the reduction amount shall become an Arbitrable Dispute and governed in accordance with Section 7.2, provided, however, that the Administrative Fee shall not be decreased below the initial fee provided in this Agreement unless the type or extent of such services materially decreases.

(c)The Partnership shall reimburse PBF Energy and its Affiliates for all other direct or allocated costs and expenses incurred by PBF Energy and its Affiliates on behalf of the Partnership Group including, but not limited to:

(i)salaries of employees of PBF Energy and its Affiliates who devote more than 50% of their business time to the business and affairs of the Partnership Group, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote substantially all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;

(ii)the cost of employee benefits relating to employees of PBF Energy and its Affiliates who devote more than 50% of their business time to the business and affairs of the Partnership Group, including 401(k), pension, bonuses and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote substantially all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting their services to the Partnership Group;

(iii)any expenses incurred or payments made by PBF Energy and its Affiliates for insurance coverage with respect to the Partnership Assets or the business of the Partnership Group;

(iv)all expenses and expenditures incurred by PBF Energy and its Affiliates, if any, as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation;

(v)all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by PBF Energy and its Affiliates to the Partnership Group pursuant to Section 3.1(a); and

(vi)all costs for outside services that are incurred for the Partnership Group’s benefit.

Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of the Sponsor Entities, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 3.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee.

(d)The Sponsor Entities makes no representations or warranties of any kind, express or implied, with respect to the services to be provided hereunder, except that the services shall be provided in a reasonably timely manner by personnel that the Sponsor Entities deem to be competent and qualified to perform such services.

ARTICLE IV
CAPITAL AND OTHER EXPENDITURES

4.1Reimbursement of Operating, Maintenance, Capital and Other Expenditures. For five years following the IPO Closing Date, PBF Energy will reimburse the Partnership Group on a dollar−for−dollar basis, without duplication, for expenses (net of insurance recoveries, if any) incurred prior to the fifth anniversary of the IPO Closing Date by the Partnership Group for the repair of any condition (other than normal maintenance, wear and tear) caused by the failure of any Partnership Asset to operate in substantially the same manner and condition as such asset was operating as of (a) the IPO Closing Date (in the case of Partnership Assets conveyed to the Partnership Group pursuant to the IPO Contribution Agreement), (b) the West Rack Drop Down Closing Date (in the case of Partnership Assets conveyed to the Partnership Group pursuant to the West Rack Drop Down Contribution Agreement), (c) the Toledo Drop Down Closing Date (in the case of Partnership Assets conveyed to the Partnership Group pursuant to the Toledo Drop Down Contribution Agreement), (d) the Delaware Logistics Drop Down Closing Date (in the case of Partnership Assets conveyed to the Partnership Group pursuant to the Delaware Logistics Contribution Agreement) and (e) the SJV System Drop Down Closing Date (in the case of Partnership Assets conveyed to the Partnership Group pursuant to the SJV System Contribution Agreement) or, in any case, any clean up related thereto; provided, however, that PBF Energy shall not be required to reimburse the Partnership Group for any expenses in excess of $20,000,000 per event and further provided that, in the case in the case of Partnership Assets conveyed to the Partnership Group pursuant to the SJV System Contribution Agreement, PBF Energy shall only be required to reimburse the Partnership Group for 50% of any expenses up to $10,000,000 per event.

4.2Taxes. The Sponsor Entities will reimburse the Partnership for all taxes that the Partnership incurs in connection with this Agreement unless prohibited by applicable law.

ARTICLE V
RIGHT OF FIRST OFFER

5.1Right of First Offer to Purchase Certain Assets retained by the Sponsor Entities.

(a)The Sponsor Entities hereby grant to the Partnership Group a right of first offer for a period of 10 years from the IPO Closing Date (the “ROFO Period”) on any ROFO Asset to the extent that the owner of such ROFO Asset proposes to Transfer any ROFO Asset (other than (1) to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and such Affiliate assumes the obligations under this Article V with respect to such ROFO Asset, (2) in connection with a Transfer by the Sponsor Entities of all or substantially all of the refinery with respect to which such ROFO Asset is within, substantially dedicated to or an integral part of or (3) in connection with the foreclosure on such ROFO Asset by any lender under any credit arrangements of the Sponsor Entities) or enter into any agreement to do any of the foregoing during the ROFO Period.

(b)The Parties acknowledge that all potential Transfers of ROFO Assets pursuant to this Article V are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFO Assets; provided, however, that the Sponsor Entities represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article V with respect to any ROFO Asset.

5.2Procedures.

(a)In the event the owner of any ROFO Asset proposes to Transfer a ROFO Asset (other than as permitted by Section 5.1(a)(1), (2) or (3)) or enter into any agreement to do so during the ROFO Period (a “Proposed Transaction”), the owner of such ROFO Asset shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for the Partnership Group to make a responsive offer to enter into the Proposed Transaction with the owner of the ROFO Asset, which terms, conditions and details shall at a minimum include any terms, condition or details that the owner of the ROFO Asset Owner would propose to provide to non−Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 90 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with the owner of the ROFO Asset (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership Group proposes to pay for the ROFO Asset and the other material terms of the purchase including, if requested by the owner of the ROFO Asset, the terms on which the Partnership Group will provide services to the Sponsor Entities to enable the Sponsor Entities to utilize the ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership Group within such 90−day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.

(b)Unless the ROFO Response is rejected pursuant to written notice delivered by the owner of the ROFO Asset to the Partnership Group within 90 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the owner of the ROFO Asset and the owner of the ROFO Asset shall enter into an agreement with the Partnership Group providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group will enter into an agreement with the Sponsor Entities setting forth the terms on which the Partnership Group will provide services to the Sponsor Entities to enable the Sponsor Entities to utilize the ROFO Asset. Unless otherwise agreed between the owner of the ROFO Asset and the Partnership Group, the terms of the purchase and sale agreement will include the following:

(i)the Partnership Group will agree to deliver the purchase price (in cash, Partnership Interests, an interest−bearing promissory note, or any combination thereof agreed to by the owner of the ROFO Asset);

(ii)the owner of the ROFO Asset will represent that it has good and marketable title to the ROFO Asset that is sufficient to operate the ROFO Asset in accordance with its historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group may approve. If the Partnership Group desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group;

(iii)the owner of the ROFO Asset will grant to the Partnership Group the right, exercisable at the Partnership Group’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the owner of the ROFO Asset, and any invasive or destructive testing shall be subject to the reasonable approval of the owner of the ROFO Asset;

(iv)the Partnership Group will have the right to terminate its obligation to purchase the ROFO Asset under this Article V if the results of any searches under Section 5.2(b)(ii) or (iii) above are, in the reasonable opinion of the Partnership Group, unsatisfactory;

(v)the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by the owner of the ROFO Asset of the ROFO Response pursuant to Section 5.2(a) unless otherwise agreed to by the Parties;

(vi)the owner of the ROFO Asset and the Partnership Group shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(vii)neither the owner of the ROFO Asset nor the Partnership Group shall have any obligation to sell or buy the ROFO Assets if any of the consents referred to in Section 5.1(b) has not been obtained.

(c)The Partnership Group and the owner of the ROFO Asset shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 5.2(b)(v) (the “ROFO Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFO

Governmental Approval Deadline, then the owner of the ROFO Asset shall be free to enter into a Proposed Transaction with any third party.

(d)If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the owner of the ROFO Asset shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to such Proposed Transaction is rejected by the owner of the ROFO Asset, the owner of the ROFO Asset shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 110% of the price offered by the Partnership Group in the ROFO Response to the owner of the ROFO Asset.

(e)If a Proposed Transaction with a third party is not consummated as provided in Section 5.2 within one year of, as applicable, the Partnership Group’s failure to timely deliver a ROFO Response with respect to such Proposed Transaction that is subject to a ROFO Notice, the rejection by the owner of the ROFO Asset of a ROFO Response with respect to such Proposed Transaction or the ROFO Governmental Approval Deadline, then, in each case, the owner of the ROFO Asset may not Transfer any ROFO Assets described in such ROFO Notice without complying again with the provisions of this Article V, if and to the extent then applicable.

ARTICLE VI
GRANT OF INTELLECTUAL PROPERTY LICENSE

6.1Grant of License. PBF Holding hereby grants the Partnership Group and any future subsidiaries of the Partnership (collectively, the “Licensees”), and the Licensees hereby accept, a royalty-free, fully paid, nonexclusive and nontransferable right and license to use the PBF Logistics IP. Except for such license, all other rights in the PBF Logistics IP are hereby reserved to PBF Holding. The Licensees shall not grant any sublicenses or assign, delegate or otherwise transfer their rights or obligations hereunder or any interest herein (including any assignment or transfer occurring of law) without the prior written consent of PBF Holding.

6.2Restrictions and Additional Agreements with Respect to License.

(a)PBF Holding and its other licensees shall have the right to use the PBF Logistics IP simultaneously with the use of the PBF Logistics IP by Licensees. PBF Holding does not warrant or represent that Licensees will have the sole and exclusive right to use the PBF Logistics IP. Other than as set forth in Section 6.3 herein, PBF Holding is not obligated to indemnify or reimburse Licensees for any expenses by Licensees in connection with Licensees’ use of the PBF Logistics IP.

(b)Licensees’ license to use the PBF Logistics IP shall terminate 120 days after receipt by the General Partner, on behalf of the Licensees, of written notice of termination from the Sponsor Entities following a Partnership Change of Control. Licensees shall not thereafter use or otherwise exploit the PBF Logistics IP and shall not use any name incorporating the “PBF” name or any derivation thereof that would reasonably be expected to be confused therewith (the “PBF Name”), or any other trade names, domain name, trade dress, trademark or service mark confusingly similar thereto, and each Licensee shall promptly assign and transfer its rights in any ownership of the trade names incorporating the PBF Name to PBF Holding and each Licensee shall adopt a new trade name that does not use any PBF Name.

6.3Covenants and Indemnification.

(a)The Partnership agrees, at the request and expense of the Sponsor Entities, to use commercially reasonable efforts to cooperate with the Sponsor Entities in the defense and conservation of the PBF Logistics IP as requested by the Sponsor Entities.

(b)The Sponsor Entities agree, at the request and expense of the Partnership, to use commercially reasonable efforts to cooperate with the Partnership in the defense and conservation of the PBF Logistics IP as requested by the Partnership.

(c)The Sponsor Entities agrees to use commercially reasonable efforts to cooperate with the Partnership in maintaining the Trademark in due force and duly registered.

(d)The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the PBF Logistics IP in accordance with such quality standards established by the Sponsor Entities and communicated to the Partnership from time to time.

(e)The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use best efforts to act and operate in a manner consistent with good business ethics, and in a manner that will not reflect poorly on the goodwill and reputation of the Sponsor Entities and the PBF Logistics IP. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to at all times refrain from engaging in any illegal, unethical, unfair or deceptive practices, whether with respect to the PBF Logistics IP or otherwise

(f)The Sponsor Entities shall, jointly and severally, defend, indemnify, and hold harmless the Partnership from and against any Losses suffered or incurred by the Partnership arising from (i) claims or causes of action brought by any third party alleging that the Partnership’s use of the PBF Logistics IP as permitted in this Agreement violates any law, statute or rule, or infringes, dilutes, misappropriates or otherwise violates the intellectual property rights of such third party, and (ii) invalidity or unenforceability of any right with respect to the PBF Logistics IP.

ARTICLE VII
MISCELLANEOUS

7.1Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware. The Parties agree to the venue and jurisdiction of the federal or state courts located in the State of Delaware for the adjudication of all disputes arising out of this Agreement.

7.2Arbitration Provision. Any and all Arbitrable Disputes shall be resolved through the use of binding arbitration using, in the case of an Arbitrable Dispute involving a dispute of an amount equal to or greater than $1,000,000, three arbitrators, and in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, one arbitrator, in each case in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 7.2 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 7.2 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed, and, in the case of an Arbitrable Dispute involving a dispute of an amount less than $1,000,000, such third arbitrator shall act as the sole arbitrator, and the sole role of the first two arbitrators shall be to appoint such third arbitrator. Claimant will pay the compensation and expenses of the arbitrator named by or for it, and Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of the Sponsor Entities, the Partnership Group or any of their Affiliates and (b) have not less than seven (7) years’ experience in the energy industry. The hearing will be conducted in the State of Delaware or the Philadelphia Metropolitan area and commence within thirty (30) days after the selection of the third arbitrator. The Sponsor Entities, the Partnership Group and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto.

7.3Notice. All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by facsimile or hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) business days after mailing, provided said notice is sent first class, postage pre−paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally−recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e−mail, one (1) business day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to PBF Holding:
PBF Holding Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Matthew Lucey, President
Telecopy No: (973) 455-7500
Email: matthew.lucey@pbfenergy.com

If to PBF Energy:
PBF Energy Company LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Trecia Canty, Esq., General Counsel
Telecopy No: (973) 455-7500
Email: trecia.canty@pbfenergy.com

If to the Partnership Group:
PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Erik Young, Chief Financial Officer
Telecopy No: (973) 455-7500
Email: erik.young@pbfenergy.com

with a copy, which shall not constitute notice, to:
PBF Logistics LP
c/o PBF Logistics GP LLC
One Sylvan Way, Second Floor
Parsippany, NJ 07054
Attn: Jim Fedena, Senior VP, Logistics
Telecopy No: (973) 455-7500
Email: jim.fedena@pbfenergy.com

or to such other address or to such other person as either Party will have last designated by notice to the other Party.
7.4Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

7.5Termination of Agreement. This Agreement may be terminated by the Sponsor Entities or the Partnership Group upon a Partnership Change of Control. For the avoidance of doubt, PBF Energy’s reimbursement obligations pursuant to Section 4.1 and the Parties’ rights and obligations pursuant to Article VI shall survive the termination of this Agreement in accordance with their respective terms.

7.6Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

7.7Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

7.8Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

7.9Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

7.10Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

7.11Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

PBF HOLDING COMPANY LLC

By: /s/ Trecia Canty
Name: Trecia Canty
Title: Secretary

PBF ENERGY COMPANY LLC

By: /s/ Trecia Canty
Name: Trecia Canty
Title: Secretary

PBF LOGISTICS GP LLC

By:     /s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

PBF LOGISTICS LP

By:    PBF Logistics GP LLC,
its general partner

By:     /s/ Erik Young
Name: Erik Young
Title: Chief Financial Officer

Signature Page to Fourth Amended and Restated Omnibus Agreement

Schedule 3.1(a)
General and Administrative Services

(1)
Executive management services of employees of PBF Energy and its Affiliates who devote less than 50% of their business time to the business and affairs of the Partnership Group, including PBF Energy equity−based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting, and other administrative functions)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance administration

(8)	Public relations/Government relations

Schedule 3.1(a)-1

Schedule 5.1(a)
ROFO Assets

Asset	Owner
Delaware City Marine Terminal. Marine terminal located on the Delaware River for receipt of crude oil, feedstocks and products, and shipment of crude oil, feedstocks and products, by the Delaware City Refinery via ship and barge at docks located on the Delaware River.
Delaware City Refining Company LLC
Paulsboro Marine Terminal. Marine terminal located on the Delaware River for receipt of crude oil, feedstocks and products, and shipment of crude oil, feedstocks and products, by the Paulsboro Refinery.
Paulsboro Refining Company LLC
Delaware City LPG Rack. LPG rack consisting of a 6 rail loading and unloading positions located adjacent to the Delaware City Refinery.	Delaware City Refining Company LLC
Paulsboro Rail Terminal: Railcar terminal at the Paulsboro refinery used to transport refined products such as lube oils to various locations throughout the Northeast and other regions in the United States.
Paulsboro Refining Company LLC
Rail Cars. Owned or leased general purpose and coiled and insulated rail cars.	PBF Holding Company LLC
Delaware City Storage Facility. Storage facility with approximately 10.0 million barrels of total storage capacity.	Delaware City Refining Company LLC
Paulsboro Storage Facility. Storage facility with approximately 7.5 million barrels of total storage capacity.	Paulsboro Refining Company LLC
Remaining 50% Interest in Torrance Valley Pipeline Company LLC	TVP Holding Company LLC

Schedule 5.1(a)-1

Schedule 6.1
PBF Logistics IP
PBF ENERGY PARTNERS LP TRADEMARK INVENTORY

Trademark	Country	Application No.	Filing Date	Registration No.	Registration Date	Renewal Date
PBF ENERGY	United States of America	85/502529	12/22/2011	4240811	11/13/2012	11/13/2022
PBF ENERGY (Stylized in Circle Design	Canada	1408750	8/27/2008
PBF ENERGY (Stylized in Circle Design	United States of America	77/981705	4/16/2008	3971638	5/31/2011	5/31/2021
PBF ENERGY (Stylized in Circle Design	United States of America	77/450012	4/16/2008	4115169	3/20/2012	3/20/2022

Schedule 6.1-1